Exhibit 99.1


[Playboy Logo]                                    Contact:  Martha Lindeman
                                                            312-373-2430
For Immediate Release



Playboy Enterprises Reports Strong First Quarter Operating Profit Growth



Entertainment, Licensing Drive 46% Improvement in Operating Income; Company Reaffirms 2005 Earnings Guidance

CHICAGO, Thursday, May 5, 2005 -- Playboy Enterprises, Inc. (PEI) (NYSE: PLA,
PLAA) today reported operating income for the first quarter ended March 31, 2005, totaled $10.9 million, up 46% from the same period last year, due to segment income growth of 58% and 40%, respectively, in the company's entertainment and licensing businesses. Revenues in the 2005 first quarter rose 3% to $83.5 million compared to last year.

The company reported a net loss for the 2005 quarter of $13.1 million, or $0.39 per basic and diluted share, due to a previously disclosed debt extinguishment charge of $19.3 million, or $0.58 per basic and diluted share, which was related to the March refinancing of the company's debt. The new debt structure will result in an approximately $4.2 million, or $0.13 per share, decline in interest expense in 2005. Excluding that one-time charge, PEI reported 2005 first quarter net income of $6.2 million, or $0.19 per basic and diluted share, versus 2004 first quarter net income of $1.9 million, or $0.06 per basic and diluted share.

Christie Hefner, Playboy chairman and chief executive officer said:
"Entertainment and Licensing are off to a strong start in the first quarter and are on pace to drive improved operating income and margins for the company this year. This reflects the benefits of new technologies like video-on-demand and wireless along with the global popularity of the Playboy brand. We believe that entertainment and licensing performance will more than offset the current weakness in publishing that is resulting from soft advertising sales and higher expenses and that, as a result, PEI's total 2005 operating income will exceed last year's.

"Consumer demand for Playboy content and branded products remains strong and our brand has never reached more consumers than it does today. With the magazine as the brand driver and the positive financial outlook for our TV, online, wireless and licensing businesses, we believe that we will deliver on our previous guidance of approximately $0.54 to $0.59 in earnings per share, excluding the debt restructuring charge, and that we are well positioned for continued future growth," Hefner said.

Entertainment

The Entertainment Group posted first quarter 2005 segment income of $11.9 million, up 58% from $7.6 million in the same period last year. Revenues rose 9% to $50.5 million from $46.5 million. Prior period results have been restated to include the operations formerly reported separately in the Online Group.

The Group reported first quarter 2005 revenue and profit improvement in all three of its primary growth areas: television, wireless and online subscriptions. In domestic TV, growth in the number of monthly cable and DTH subscribers to Playboy TV as well as increased carriage and buys of the movie networks on video-on-demand platforms were responsible for the year-over-year growth. International results benefited in the quarter from the launch of new TV networks, increased sales of programming and higher royalty payments related to the company's international wireless deals. Growth in online subscription revenues in this year's first quarter was driven by both an increase in the number of subscribers and higher revenue-per-subscriber. Lower programming amortization expense compared to the prior year quarter also contributed to the Group's improved results.

Publishing

The Publishing Group posted a $0.4 million segment loss for the first quarter of 2005, versus $1.9 million of segment income last year on a 9% decline in revenues to $27.0 million. Lower advertising revenues combined with higher paper prices and increased subscription acquisition expense led to a reduction in Playboy magazine profits in the quarter. Additionally, the magazine booked a negative adjustment in this year's first quarter related to fourth quarter 2004 newsstand sales versus a positive adjustment last year. Continued growth in the company's international publishing business partially offset the decline.

The company said that it expects second quarter 2005 advertising pages to be down by approximately 14% compared to last year.

Licensing


First quarter operating income for the Licensing Group rose 40% to $3.6 million in 2005 compared to last year due to a 26% increase in revenues to $6.0 million, which reflected the addition of new licensees and higher royalty payments from existing partners.

Other

First quarter 2005 Corporate Administration and Promotion expense declined 8% to $4.2 million from last year's $4.6 million, due to a decrease in benefit-related expenses.

In addition, interest expense in the 2005 first quarter declined by 36% to $2.6 million, reflecting the retirement in April 2004 of $35.0 million of the company's 11.00% senior secured notes. The remaining $80.0 million of those notes were repurchased in March 2005, resulting in a first quarter debt extinguishment charge of $19.3 million, or $0.58 per share. During the 2005 first quarter, the company also successfully completed the sale of $115.0 million of 3.00% convertible senior subordinated notes.

Additional information regarding first quarter 2005 earnings will be available on the earnings release conference call, which is being held today, May 5, 11:00 a.m. EDT/10:00 a.m. CDT, 1-800-795-1259 (for domestic callers) or
+1-785-832-0326 (for international callers) and using the password: "Playboy." The call also will be webcast. To listen to the call, visit www.peiinvestor.com and select the Investor Relations content section.

Playboy Enterprises is a brand-driven, international multimedia entertainment company that publishes editions of Playboy magazine around the world; operates Playboy and Spice television networks and distributes programming globally via DVD and a network of Websites including Playboy.com, a leading men's lifestyle and entertainment Web site; and licenses the Playboy and Spice trademarks internationally for a range of consumer products and services.

FORWARD-LOOKING STATEMENTS

This earnings release contains "forward-looking statements," as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. We use words such as "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues" and other similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

    (1) Foreign, national, state and local government regulation, actions or initiatives, including:

          (a) attempts to limit or otherwise regulate the sale, distribution or transmission of adult-oriented materials, including print, television, including video, and online materials,

          (b) limitations on the advertisement of tobacco, alcohol and other products which are important sources of advertising revenue for us, or

          (c) substantive changes in postal regulations or rates which could increase our postage and distribution costs;

    (2) Risks associated with our foreign operations, including market acceptance and demand for our products and the products of our licensees;

    (3) Our ability to manage the risk associated with our exposure to foreign currency exchange rate fluctuations;

    (4) Changes in general economic conditions, consumer spending habits, viewing patterns, fashion trends or the retail sales environment which, in each case, could reduce demand for our programming and products and impact our advertising revenues;

    (5) Our ability to protect our trademarks, copyrights and other intellectual property;

    (6) Risks as a distributor of media content, including our becoming subject to claims for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement, and other claims based on the nature and content of the materials we distribute;

    (7) The risk our outstanding litigation could result in settlements or judgments which are material to us;

    (8) Dilution from any potential issuance of additional common or convertible preferred stock or convertible debt in connection with financings or acquisition activities;

    (9) Competition for advertisers from other publications, media or online providers or any decrease in spending by advertisers, either generally or with respect to the adult male market;

    (10) Competition in the television, men's magazine, Internet and product licensing markets;

    (11) Attempts by consumers or private advocacy groups to exclude our programming or other products from distribution;

    (12) Our television and Internet businesses' reliance on third parties for technology and distribution, and any changes in that technology and/or unforeseen delays in its implementation which might affect our plans and assumptions;

    (13) Risks associated with losing access to transponders and competition for transponders and channel space;

    (14) The impact of industry consolidation, any decline in our access to, and acceptance by, DTH and/or cable systems and the possible resulting deterioration in the terms, cancellation of fee arrangements or pressure on margin splits with operators of these systems;

    (15) Risks that we may not realize the expected increased sales and profits and other benefits from acquisitions and the restructuring of our international TV joint ventures;

    (16) Any charges or costs we incur in connection with restructuring measures we may take in the future;

    (17) Risks associated with the financial condition of Claxson Interactive Group Inc., our Playboy TV-Latin America, LLC joint venture partner;
    (18) Increases in paper or printing costs;

    (19) Effects of the national consolidation of the single-copy magazine distribution system; and

    (20) Risks associated with the viability of our primarily subscription- and e-commerce-based Internet model.

                  Playboy Enterprises, Inc. and Subsidiaries
          Condensed Statements of Consolidated Operations (Unaudited)
                    (In millions, except per share amounts)

                                                         Quarter Ended
                                                           March 31,
                                                    -------------------------
                                                      2005             2004
                                                    --------          -------
    Net Revenues
    Entertainment:
       Domestic TV networks                          $25.2             $24.4
       International                                  13.4              10.5
       Online subscriptions                            5.8               5.2
       E-commerce                                      5.2               4.8
       Other                                           0.9               1.6
                                                    --------          -------
    Total Entertainment                               50.5              46.5
    Publishing:
       Playboy magazine
         Subscription                                 12.6              13.4
         Newsstand                                     3.3               4.3
         Advertising                                   7.0               7.7
                                                    --------          -------
         Total Playboy magazine                       22.9              25.4
       Other domestic publishing                       2.3               2.7
       International publishing                        1.8               1.6
                                                    --------          -------
    Total Publishing                                  27.0              29.7
    Licensing:
       International licensing                         4.4               3.2
       Domestic licensing                              0.8               0.8
       Entertainment licensing                         0.6               0.5
       Marketing events                                0.2               0.2
                                                    --------          -------
    Total Licensing                                    6.0               4.7
                                                    ========          =======

       Total net revenues                            $83.5             $80.9

    Results of Operations
    Entertainment                                    $11.9              $7.6
    Publishing                                        (0.4)              1.9
    Licensing                                          3.6               2.6
    Corporate Administration & Promotion              (4.2)             (4.6)
                                                    --------          -------

       Operating income                               10.9               7.5

    Investment income                                  0.2               0.1
    Interest expense                                  (2.6)             (4.2)
    Amortization of deferred financing
     fees                                             (0.2)             (0.4)
    Minority interest                                 (0.4)             (0.4)
    Debt extinguishment expense                      (19.3)               -
    Other, net                                        (0.5)             (0.4)
                                                    --------          -------

    (Loss) income before income taxes                (11.9)              2.2

    Income tax expense                                (1.2)             (0.3)
                                                    --------          -------

    Net (loss) income                                (13.1)              1.9
    Dividend requirements of preferred
     stock                                              -               (0.3)
                                                    --------          -------

    Net (loss) income applicable to
     common shareholders                            $(13.1)             $1.6
                                                    ========          =======

    Basic weighted average number
     of common shares outstanding                   33,354            27,478
                                                    ========          =======
    Diluted weighted average number
     of common shares outstanding                   33,354            29,345
                                                    ========          =======
    Basic and diluted (loss) earnings per
     common share                                   $(0.39)            $0.06
                                                    ========          =======

                           PLAYBOY ENTERPRISES, INC.
               Reconciliation of Non-GAAP Financial Information
                           (in millions of dollars)

                                          Three Months Ended March 31,
      EBITDA and Adjusted EBITDA              2005     2004(1)         %
      --------------------------           --------  ---------
                                                                Better/(Worse)
                                                                --------------
      Reconciliation to GAAP Financial
       Measure:
         Net (Loss) Income                  $(13.1)      $1.9             ---
         Adjusted for:
          Income Tax Expense                   1.2        0.3         (300.0)
          Interest Expense                     2.6        4.2           38.1
          Amortization of Deferred
           Financing Fees                      0.2        0.4           50.0
          Equity in Operations of
           Investments                         0.2         -              ---
          Depreciation and Amortization       10.8       12.3           12.2
                                            -------    -------        -------
         EBITDA (2)                            1.9       19.1          (90.1)
         Adjusted for:
            Cash Investments in
             Entertainment Programming        (8.7)     (11.5)          24.3
                                            -------    -------        -------
         Adjusted EBITDA (3)                 $(6.8)      $7.6             ---


                                                Three Months Ended March 31,
       Financial and Operating Data             2005      2004(1)   %Inc/(Dec)
       ----------------------------            ------    --------   ---------
       Entertainment
          Cash Investments in Programming       $8.7       $11.5      (24.3)
          Programming Amortization              $9.3       $10.3       (9.7)
          Online Content Expense                $0.5        $0.6      (16.7)

          International TV Households at
           End of Period (in millions) (4)      40.9        38.1        7.3

          Domestic TV Household Units at End of Period (in millions) (4):

            Playboy TV:
               Satellite                        25.1        22.1       13.6
               Cable                            20.8        21.8       (4.6)

            Movie Networks:
               Satellite                        49.5        43.4       14.1
               Cable                            45.5        50.5       (9.9)

          On Demand Households:
               VOD                               6.4         2.1      204.8
               SVOD                              1.6         1.0       60.0

       Publishing
          Magazine Advertising Pages           121.2       120.6        0.5

       At March 31
            Cash and Cash Equivalents          $22.9       $15.4       48.7
            Long-Term Financing
             Obligations                      $115.0      $115.0        0.0
            Shareholders' Equity              $151.4      $108.7       39.3

       See Notes on accompanying page.

PLAYBOY ENTERPRISES, INC.

Notes to Reconciliation of Non-GAAP Financial Information and Summary of Financial and Operating Data

    (1) Certain reclassifications have been made to conform to the current presentation.

    (2) In order to fully assess our financial results, management believes that EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for, among other things, investments in entertainment programming. The resources reflected in EBITDA are not necessarily available for our discretionary use because of legal or functional requirements to conserve funds for capital replacement and expansion, debt service and other commitments and uncertainties. Investors should recognize that EBITDA might not be comparable to similarly titled measures of other companies. EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

    (3) In order to fully assess our financial results, management believes that Adjusted EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and strengthen the balance sheet. In addition, a comparable measure of Adjusted EBITDA is used in our credit facility to, among other things, determine the interest rate that we are charged on borrowings under the credit facility. Investors should recognize that Adjusted EBITDA might not be comparable to similarly titled measures of other companies. Adjusted EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with U.S. GAAP.

    (4) Each household unit is defined as one household carrying one given network per carriage platform. A single household can represent multiple household units if two or more of our networks and/or multiple platforms (i.e. digital and analog) are available to that household.